SECURITIES PURCHASE AGREEMENT


     SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of March 4, 1997, by and among VARI-L COMPANY, INC., a Colorado corporation (the "Company"), and the entities and individuals listed on Schedule 1 hereto (the "Purchasers").

     WHEREAS, the Company is in need of working capital; and

     WHEREAS, pursuant to this Agreement, the Purchasers wish to provide such capital by purchasing convertible subordinated debentures (the "Debentures") and three-year, non-redeemable warrants (the "Warrants") to purchase the Company's $.01 par value common stock (the "Common Stock") to be issued by the Company in Units, each consisting of a $100,000 Debenture and 10,000 Warrants (the "Units"); and

     WHEREAS, the Company will sell a total of up to 75 Units, consisting of an aggregate of $7,500,000 in Debentures and 750,000 Warrants; and

     WHEREAS, because all of the Purchasers are "accredited investors" as defined by Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act"), the transaction will be exempt from registration under the Act.

     NOW, THEREFORE, in consideration of the aforesaid and the mutual promises hereinafter made, the parties hereto agree as follows:

     1.   PURCHASE OF SECURITIES

     1.01 SALE OF UNITS.

          a. Subject to the terms and conditions hereof, on the First Closing Date (as hereinafter defined) the Company agrees to issue and sell, and each Purchaser set forth on Schedule 1 to this Agreement agrees to purchase, the number of Units set forth opposite such Purchaser's name on Schedule 1. A total of 50 Units will be purchased on the First Closing Date, consisting of an aggregate of $5,000,000 in Debentures and 500,000 Warrants. For a period of one hundred twenty (120) days after the First Closing Date or sixty (60) days after the date of the shareholder approval referred to in Sections 1.02b. and c. is obtained, whichever is later (the "Exclusive Option Period"), each Purchaser has an exclusive option to purchase (an "Option") that number of additional Units equal to 50% of the number of Units purchased by that Purchaser on the First Closing Date.
For a period of thirty (30) days after the end of the Exclusive Option Period (the "Nonexclusive Option Period"), the Options shall remain in force but shall be subject to the Company's prior sale of any or all of the additional Units. Prior to such shareholder approval, the Company may, in its discretion, decline to permit the exercise of any Options. If sales of Units by the Company occur in the Nonexclusive Option Period, each Purchaser's Option shall be for that Purchaser's pro rata share of the number of additional Units that remain, provided, however, that nothing herein shall be construed to limit or prohibit the transfer of Options by or among Purchasers during the Exclusive Option Period or the Nonexclusive Option Period subject only to compliance with applicable securities laws.

          b. The Company and the Purchasers agree that, unless the Company obtains assurances from Nasdaq Stock Market, Inc. satisfactory to counsel for the Company and the Purchasers, respectively, that this Agreement comports with Nasdaq Rule 4460(i)(1)(D) (the "Rule") notwithstanding the failure to obtain prior shareholder approval, the Company shall submit the sale of the Units pursuant to the terms described herein (the "Transaction") to its shareholders for approval (or the portions of the Transaction requiring such approval) at the Company's next annual shareholders' meeting and will use its best efforts to obtain shareholder approval at such meeting. Within ten (10) days after the date hereof, the Company will provide written assurances to Purchasers that the shares of the Common Stock beneficially owned by David G. Sherman, Joseph
H. Kiser, and Sarah Booher, who own of record, or control, not less than 634,251 shares, will be voted in favor of such shareholder approval.

          c. Until shareholder approval of the Transaction (or the portion thereof requiring approval) has been obtained, the Debentures issued hereunder will be convertible into a maximum aggregate of 765,367 shares of Common Stock on a first-converted basis. If shareholder approval of the Transaction (or the portion thereof requiring approval) has not been obtained by one year after the date hereof, or (at Purchaser's option) if the Registration Statement referred to in Section 6 below is not declared effective by the Securities and Exchange Commission by the first anniversary date of the date hereof, any Debentures, or portions thereof, which have not then been converted, shall be redeemed by the Company three (3) business days after such one-year anniversary for cash equal to 115% of the principal amount plus accrued interest (the "Non-approval Redemption Amount").

          d. The Warrants issued hereunder shall not be exercisable until (i) there has been obtained evidence or assurances satisfactory to counsel for the Company and the Purchasers, respectively, that, if such Warrants are immediately exercisable in accordance with their terms, this Agreement comports with the Rule notwithstanding the failure to obtain prior shareholder approval, or (ii) shareholder approval of the Transaction is obtained.

     1.02 CLOSING DATE; DELIVERY. The closing of the issuance and sale of the initial 50 Units hereunder will be held at the offices of Gorsuch Kirgis, L.L.C. on March 4, 1997 or at such other time and place as to which the Company and the Purchasers may agree (the "First Closing Date"). On the First Closing Date, the Purchasers will deliver by wire transfer in immediately available funds the purchase price and the Company will issue and deliver the Debentures and Warrants to the Purchasers as set forth in
Schedule 1. The closing of the issuance and sale of Units upon the exercise of each Option will be held at the offices of Gorsuch Kirgis, L.L.C. no later than three (3) business days after such exercise.

     1.03 PAYMENT OF COMMISSION. The Company has agreed, pursuant to a letter agreement dated November 27, 1996, as amended on March 4, 1997, to pay to Neidiger, Tucker, Bruner, Inc. ("NTB") a commission for the sale of all Units sold hereunder in the amount of five percent (5%) of the principal amount of the Debentures sold hereunder. The Company has also agreed to pay a three percent (3%) finder's fee to Mueller Trading Company on the initial $5,000,000 of Debentures to be purchased on the First Closing Date and on additional Units purchased pursuant to the exercise of Options. No finder's fee shall be paid for the sale of additional Units by the Company or NTB which are not made pursuant to the exercise of Options or for the exercise of Warrants. Neither the Company nor the Purchasers have agreed to pay, or to cause the other to pay, any commissions, finders fee or compensation on account of the Transaction other than as recited herein.

     1.04 DESCRIPTION OF DEBENTURES. Subject to the provisions of Section 1.01, all or any portion of the principal and accrued interest of each Debenture is convertible into Common Stock at the election of the holder thereof into the number of shares of Common Stock equal to the lower of
(i) the unpaid principal amount of the Debenture plus accrued interest divided by $9.50 per share, or (ii) 84% of the average closing bid price of the Company's Common Stock on the Nasdaq National Market (or such other stock exchange, quotation service or over the counter market on which the Company's Common Stock may be traded) for the ten (10) trading days prior to the date that a written request to convert is received by the Company at its principal offices or by its transfer agent (the "Conversion Date"). Each Debenture shall bear interest at the rate of 7% per annum until the first to occur of four years from the date of the Debenture (the "Maturity Date") or until the Conversion Date, provided, however, that if the Common Stock into which the Debentures are convertible is not registered with the Commission pursuant to Section 6.01 hereof within 120 days of the First Closing Date, the Debenture will bear interest at the rate of 15% from the 120th day until the first to occur of the Maturity Date or the Conversion Date. If the price per share at which any Debenture is to be converted on the applicable Conversion Date is less than $8 per share, the Company has the right to decline to permit such conversion and instead redeem the Debenture by payment of 116% of the principal amount of such Debenture, together with accrued interest (the "116% Redemption Amount"). Repayment of the principal of and interest on the Debentures is expressly subordinated to the Company's secured debt in favor of banks, savings and loan associations, institutions or other asset-based lenders, in an amount up to $25,000,000, irrespective of whether such debt is currently owed or is incurred in the future. Holders of Debentures have registration rights with respect to the Common Stock issuable upon conversion of the Debentures as set forth in Section 6.01. The form of Debenture is attached hereto as Exhibit A. Notwithstanding the failure of any Debenture to recite any of the terms of this Agreement applicable to such Debenture, all of such terms shall be binding upon and inure to the benefit of all Holders of Debentures.

     1.05 DESCRIPTION OF WARRANTS. Subject to the provisions of Section 1.01d. requiring shareholder or Nasdaq approval prior to exercise thereof, Warrants may be exercised by the registered holders thereof for a period of three years from the date hereof at an exercise price of $9.50 per share. Warrants may not be redeemed by the Company. Holders of Warrants have registration rights with respect to the Common Stock issuable upon exercise of the Warrant as set forth in Section 6.01. The form of warrant is attached hereto as Exhibit B. Notwithstanding the failure of any Warrant to recite any of the terms of this Agreement applicable to such Warrants, all of such terms shall be binding upon and inure to the benefit of all Holders of Warrants.

     1.06 ANTIDILUTION PROVISIONS. The Debentures and the Warrants are subject to customary antidilution provisions as set forth in such instruments.

     2. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser hereby represents and warrants as to himself, herself or itself as follows:

     2.01 Purchaser is acquiring the Debentures and Warrants for investment only and not with a view to or for resale or distribution of any part thereof, and with no present intention of selling, granting participation in, or otherwise distributing the same except pursuant to the registration rights granted by Section 6 hereof.

     2.02 Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the "Act") and has executed an Accredited Investor Statement in the form attached hereto as Exhibit C. Purchaser has such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of an investment in the Debentures and Warrants and has sufficient financial resources to bear the economic risks thereof (including possible complete loss of such investment) for an indefinite period of time. Purchaser has full and free access to the Company's books, financial statements, records, contracts, documents and other information concerning the Company and has been afforded an opportunity to ask questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment in the Debentures and Warrants. Upon request, Purchaser will provide the Company with access to Purchaser's tax, financial and other records as are reasonably necessary under the circumstances to confirm that Purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D of the Act.

     2.03 a.   The Debentures and Warrants are "restricted securities"
within the meaning of Rule 144 under the Act;

          b. The Debentures and Warrants are not being registered with the Securities and Exchange Commission at this time and therefore must be held until they are subsequently registered under the Act and any applicable state or foreign securities laws (pursuant to Section 6 hereof or otherwise) unless an exemption from registration is available; provided, however, that Purchasers have the registration rights set forth in Section 6 for the shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.

          c. the exemption from registration under Rule 144 will not be available for two years from the date of acquisition of the Debentures and Warrants (unless it is amended, as has been previously proposed, to shorten such period to one year), and even then may not be available unless (A) a public trading market still exists for the Common Stock at that time, (B) adequate information concerning the Company is then publicly available, and (C) the sale complies with the other terms and conditions of Rule 144.

     2.04 Each Purchaser acknowledges and agrees that it shall have no right to convert any Debentures or exercise any Warrants to purchase the Common Stock of the Company so long as and to the extent that at the time of such conversion or exercise, such conversion or exercise would cause the Purchaser then to be the "beneficial owner" of five percent (5%) or more of the Company's then outstanding common stock. For the purpose hereof, the term "beneficial owner" shall have the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934. The legal opinion of counsel to each Purchaser, in form and substance satisfactory to the Company, shall prevail in all matters relating to the amount of such Purchaser's beneficial ownership.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.01 ORGANIZATION AND GOOD STANDING. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own and lease its properties and conduct its business as it is now being conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction in which it is not qualified and where a failure to be qualified would have a material adverse effect on the Company.

     3.02 CAPITALIZATION STRUCTURE.

          a. As of the date of this Agreement, the Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value, of which 3,826,840 shares are issued and outstanding. The rights, preferences and privileges of the capital stock are as set forth in the Articles of Incorporation and Bylaws of the Company. As of the date of this Agreement, all issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and there is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding, or arrangement relating to the issuance, sale, delivery, transfer or redemption of the Company's capital stock other than, in the case of Common Stock, in each case as of March 4, 1997, up to 800,000 shares issuable to employees of the Company pursuant to the Company's Employee Stock Purchase Plan, and 3,000,000 shares issuable upon the exercise of stock options granted pursuant to the Company's Tandem Stock Option and Stock Appreciation Rights Plan and 100,000 issuable pursuant to the Company's Stock Grant Plan.

          b. The Company has reserved 765,367 shares of authorized but unissued Common Stock for the conversion of Debentures and the exercise of Warrants hereunder and, upon shareholder approval of the Transaction, will reserve such additional shares of authorized but unissued Shares of Common Stock as are necessary to effect the conversion and exercise of all Debentures and Warrants, respectively, issued hereunder. All of the shares of the Company's Common Stock issuable upon conversion of the Debentures and exercise of the Warrants have been duly authorized by all necessary corporate action and will be when issued in accordance with the terms of the Debentures and Warrants, validly issued, fully paid and nonassessable and free of preemptive rights, other than those restrictions imposed by the Company's Articles of Incorporation and Bylaws.

     3.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS.

          a. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          b. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company; (ii) result in any violation or breach of, or constitute a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any of the terms, conditions or provisions of any note, bond, mortgage,indenture, lease contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound; or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (ii) and
(iii) for any such violation, breaches, defaults, termination, cancellation, accelerations, or conflicts which would not, in the aggregate, have or result in a material adverse effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement and except for the Nasdaq National Market Listing Agreement between the Company and Nasdaq to the extent that such agreement requires shareholder approval of all or a portion of this Transaction.

          c. Other than Nasdaq approval, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.04 SEC FILINGS; FINANCIAL STATEMENTS.

          a. The Company has timely filed and made available to Purchasers all forms, reports and documents required to be filed by the Company with the Commission since December 31, 1995, (collectively, the "Vari-L SEC Reports"). The Vari-L SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Vari-L SEC Reports or necessary in order to make the statements in such Vari-L SEC Reports, in the light of the circumstances under which they were made, not misleading.

          b. Each of the financial statements (including, in each case, any related notes) contained in the Vari-L SEC Reports, including any Vari-L SEC Reports filed after the date of this Agreement until the First and Second Closing Dates, complied or will comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented or will present the consolidated financial position of the Company as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     3.05 LITIGATION. Except as described in the Vari-L SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best of the Company's knowledge, threatened against the Company which would, in the aggregate, have a material adverse effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.06 BROKERS AND FINDERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or an behalf of the Company except for the commissions described in Section 1.03.

     3.07 AVAILABILITY OF S-3 REGISTRATION STATEMENT. The Company is eligible to use an S-3 Registration Statement to effect the registration rights granted pursuant to Section 6.

     4.   [This Section intentionally omitted.]

     5.   COVENANTS OF THE COMPANY

     5.01 The Company covenants and agrees that, so long as any Debentures or Warrants shall be outstanding:

          a. Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the registered holders of Debentures and Warrants, where the Debentures and Warrants may be presented for registration or transfer and for exchange as their terms may provide, where notices and demands to or upon the Company in respect of the Debentures and Warrants may be served.

          b. Corporate Existence. The Company will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect its corporate existence, rights and franchises.

          c. Maintenance of Property. The Company will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition all significant properties of the Company used in the conduct of the business of the Company.

          d. Notice of Default. If any one or more events which constitute a default under either the Debentures or Warrants in accordance with their terms, or if the holder of any Debentures or Warrants shall demand payment or take any other action permitted upon the occurrence of any such default, the Company shall, immediately after it becomes aware that any such event has occurred or that such demand has been made or that any such action has been taken, give notice to all holders of the Debentures and Warrants, specifying the nature of such event or of such demand or action, as the case may be.

     5.02 ADDITIONAL REGULATION D OR REGULATION S OFFERINGS. The Company agrees that it shall not, without the approval of all of the holders of Debentures and Warrants issued hereunder, (a) make an unregistered offering of shares of its Common Stock or of securities convertible into such Common Stock, pursuant to Regulation D under the Act or otherwise, pursuant to which registration rights are granted to the purchasers in such an offering, or (b) make an offering of securities pursuant to Regulation S under the Act, in either case until the earlier of (i) two years from the First Closing Date, or (ii) at such time as there are less than an aggregate of $2,000,000 in Debentures or Common Stock issued upon conversion of Debentures held by the Purchasers.

     5.03 NOTICE OF CONVERSION OF DEBENTURES OR EXERCISE OF WARRANTS; PAYMENT FOR LATE DELIVERY OF SHARES OR LATE REDEMPTIONS.

          a. If the Holder of a Debenture or a Warrant delivers to the principal office of the Company to the attention of Darce Hume, Controller
(a) a copy of the Conversion Notice or Notice of Exercise, respectively, by telecopy (telecopy number 303/373-3870) and (b) within two business days thereafter, the Debenture and original Conversion Notice or the Warrant Price and the original Notice of Exercise, and the Company fails to deliver to the Holder the Certificate representing the shares of Common Stock due upon such conversion or exercise within ten (10) business days (the "Ten-Day Period") after the Debenture and original Conversion Notice are received by the Company, the Company will pay the Holder the late payment described in Section 5.03d. below the amount of which payment shall begin to accrue on the first day after the expiration of the Ten-Day Period; or

          b. in the alternative (but not in addition), if the Holder delivers (a) a copy of the Conversion Notice or Notice of Exercise, respectively, by separate telecopies to each of Darce Hume, Controller (303/373-3870), David G. Sherman, President, and Jon L. Clark, Treasurer at the Company (303/373-3868), and to Gorsuch Kirgis, L.L.C., attention:
S. Lee Terry, Jr. (303/298-0215), and (b) within two (2) business days thereafter, the original Conversion Notice and the Debenture or the original Notice of Exercise and the Warrant Price, and the Company fails to deliver the Certificate within five (5) business days (the "Five-Day Period") after receiving the original Conversion Notice and Debenture or the Original Notice of Exercise and the Warrant Price, the Company will pay the Holder the amount described in (d) below which amount shall begin to accrue on the first day after the expiration of the Five-Day Period; provided, however, that if the Company has given notice of redemption of a Debenture, as provided in Section 1.03 of the Debentures, the Company shall not be obligated to pay the amount for late delivery described in these Sections 5.03a. or b.

          c. If payment by the Company of any 116% Redemption Amount or the Non-approval Redemption Amount is not made within the period provided for such payment, the Company shall pay to the Holder the late payment set forth in Section 5.03d. below which amount shall begin to accrue on the first day after the expiration of such the period.

          d. The late payment shall be $1,000 per day for each $100,000 in Debentures converted or redeemed or each 10,000 Warrants exercised )proportionately adjusted for greater or lesser amounts) for the first of five (5) days and $500 per day thereafter continuing until the stock certificate or payment (as the case may be) is delivered to Holder.

          e. The late payment provided by this Section 5.03 shall be in addition to, and not in lieu of, the rights or remedies of the Purchasers or the Holders under the Debentures, the Warrants or this Agreement or which are otherwise available under law.

     6.   REGISTRATION RIGHTS

     6.01 DEMAND REGISTRATION RIGHTS.

          a. Right to Demand Registration. If, at any time beginning thirty (30) days after the First Closing Date until the third anniversary of the date hereof, any Purchaser holding Debentures or Warrants issued hereunder makes a written request (the "Request Notice") to the Company for registration under the Act of all or part of the Common Stock issuable upon conversion of a Debenture or upon exercise of a Warrant which is issued hereunder, (irrespective of whether such Common Stock is issued or is issuable on the conversion of Debentures or the exercise of Warrants sold on the First Closing Date or thereafter and irrespective of whether the shareholder approval or Nasdaq approval required by Section 1.01 hereof has yet been obtained) (such Common Stock is hereinafter sometimes referred to as "Registrable Securities"), the Company shall thereupon file a registration statement covering all of the Registrable Securities with the Commission within thirty (30) days after the Company receives the Request Notice and shall use its best efforts have such registration statement declared effective by the Commission (a "Registration") within sixty (60) days after receipt of the Request Notice. Within ten (10) days after receipt of such request, the Company will serve written notice (the "Notice") of such registration request to all Purchasers who hold Debentures or Warrants issued hereunder, and the Company will include in such registration all Registrable Securities of such Purchasers except for those for which the Company has received written requests not to be included therein ("Nonregistration Notices"). If, by reason of a decline in market price or otherwise, the shares covered by the Registration Statement are at any time less than the Registrable Securities, the Company agrees to subsequently file an additional registration statement to cover all Registrable Securities not included in the first registration statement except for those submitting Nonregistration Notices. All Purchasers requesting nonregistration of their Registrable Securities pursuant to this Section 6.01 will specify the aggregate number of Registrable Securities not to be registered. All Purchasers permitting the registration of any of their Registrable Securities (the "Selling Holders") shall, prior to the filing of the Registration Statement, deliver a notice to the Company confirming their desire for such registration (the "Request Notice") which notice will also specify the intended methods of disposition thereof. Each Purchaser shall be entitled so to request or participate in a request for one Registration initiated under this Section 6.01(a) filed with and declared effective by the Commission, the expenses of which shall be borne by the Company in accordance with this Agreement, provided, however, that if a Purchaser elects not to participate in a Registration, such Purchaser shall have no further rights to participate in or request a Registration.

          b. Selection of Underwriter(s). The Purchaser(s) giving a Request Notice with respect to a proposed Demand Registration pursuant to this Section 6.01 shall have sole discretion to select the underwriter(s), if any, to manage the sale of Registrable Securities pursuant to such Registration under this Section 6.01.

          c. Effective Registration Statement. A Registration requested pursuant to this Section 6.01 will be deemed to have been effected as soon as it has become effective; provided, however that if the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court within 135 days after it has become effective, such Registration will be deemed not to have been effected; provided, however, that the Company shall have a period of up to sixty
(60) days to cause the rescission of such stop order or injunction before the higher interest rate called for by Section 1.04 hereof shall take effect. If any such stop order or injunction is rescinded, the effective periods required by this Agreement shall continue upon such rescission and be extended by the number of days by which such stop order reduced the effective period.

     6.02 REGISTRATION PROCEDURES. It shall be a condition precedent to the obligations of the Company and any underwriter(s) to take any action pursuant to this Section 6 that the Selling Holders in any Registration shall furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and the other matters referred to in this Section 6 as the Company shall reasonably request. With respect to any Registration pursuant to this Section 6, the Company shall, as expeditiously as practicable:

          a. Prepare a Form S-3 registration statement, (or the Company if is not eligible to use a Form S-3, then another appropriate form prescribed by the Commission) and file it with the Commission within thirty (30) days after the Company receives a Request Notice and any necessary amendments thereto covering the Registrable Securities of the Selling Holders and use its best efforts to cause such registration statement to become effective within sixty (60) days after receipt of the Request Notice;

          b. Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of three (3) years (or such shorter period which will terminate when there are no longer any Warrants outstanding hereunder or when all Registrable Securities covered by such registration statement have been sold or withdrawn, but not prior to the expiration of the time period referred to in Section 4(3) of the Act and Rule 174 thereunder, if applicable) and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Act (or any successor rule);

          c. Furnish to such Selling Holder, without charge, at least one conformed copy of the registration statement and any post-effective amendment thereto, upon request, and a reasonable number of copies of the final prospectus and any preliminary prospectus(es) and any amendments or supplements thereto, and any exhibits or documents incorporated therein by reference;

          d. Immediately notify such Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Act, when the Company becomes aware of any event which causes the prospectus to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading and, as promptly as practicable thereafter, prepare and file and furnish a supplement or amendment to such prospectus correcting same;

          e. Use its best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on the NASDAQ National Market System;

          f. Make generally available to Selling Holders an earnings statement satisfying the provisions of Section 11(a) of the Act no later than 90 days after the end of the 12-month period beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said 12-month period;

          g. Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

          h. As promptly as practicable after filing with the Commission of any subsequently filed document which is incorporated by reference into a registration statement (such as a Form 10-Q), deliver a reasonable number of copies of such document to such Selling Holder;

          i. Prior to the date on which the registration statement is declared effective, use its best efforts to register or qualify the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state of the United States as such Selling Holder or underwriter(s), may reasonably request and to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement;

          j. Enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions customarily taken by registrants as sellers of a majority of such Registrable Securities or the underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          k. Obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form as may reasonably be requested;

          l. Make available for inspection by any Selling Holder holding Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such Selling Holder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

          m. Cooperate with such Selling Holder and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the Shares to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the Selling Holder or the underwriter(s), if any, may request; and

          n. Use its best efforts to cause the Shares covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States, including, without limitation, the National Association of Securities Dealers, Inc., as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Registrable Securities.

          The Selling Holders, upon receipt of any notice from the Company of any event of the kind described in paragraph (d) of this Section 6.02, will forthwith discontinue disposition of the Shares until the Selling Holders' receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (d) of this Section 6.02 or until they are advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. In the event the Company shall give any such notice, the time periods mentioned in paragraph (b) of this Section 6.02 shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph
(d) of this Section 6.02 hereof or the Advice.

     6.03 BLACKOUT PERIODS. (i) At any time when a registration statement effected pursuant to Section 6.01 relating to Registrable Securities is effective, upon written notice from the Company to the Selling Holders that either:

          a. after the registration statement covering the Registrable Securities has been effective for a period of at least one hundred twenty (120 days), the Company has determined to engage in a publicly registered offering of its Common Stock and has been advised in writing (with a copy to the Selling Holders) by a nationally recognized independent investment banking firm selected by the Company that, in such firm's opinion, the Selling Holders' sale of Registrable Securities pursuant to the registration statement would adversely affect such immediately planned Company Offering (a "Transaction Blackout"), provided, however, that there may not be more than one Transaction Blackout in any 365 day period; or

          b. the Company determines in the good faith judgment of legal counsel to the Company that the cessation of the Selling Holders' sale of Registrable Securities pursuant to the registration statement is mandated by law (an "Information Blackout"), the Selling Holders shall suspend sales of Registrable Securities pursuant to such registration statement until the earlier of:

          a. in the case of a Transaction Blackout, the earliest of (A) thirty (30) days after the beginning of such Transaction Blackout, (b) the termination of any "blackout" period required by the underwriters to be applicable to the Selling Holders, if any, in connection with such Company offering, (C) promptly after abandonment of such Company offering or (D) sixty (60) days after the date of the Company's written notice of a Transaction Blackout, or (ii) in the case of an Information Blackout, the earlier of (A) the date upon which the cessation of such sales would, in the opinion of the Company's legal counsel, no longer be mandated by law, or (iii) thirty (30) days after the beginning of such Information Blackout; or

          b. such time as the Company notifies the Selling Holders that sales pursuant to such registration statement may be resumed (the number of days from such suspension of sales of the Selling Holders until the day when such sales may be resumed hereunder is hereinafter called a "Sales Blackout Period);

provided that the Company may not impose a Transaction Blackout during (a) any underwritten public offering, (b) the 120 day period immediately following the date on which a registration statement effected pursuant to
Section 6.01 first became effective or (c) the 365 day period immediately following the expiration of any Transaction Blackout.

          (ii) if there is a Transaction Blackout or an Information Blackout, the time periods set forth in Section 6.02(b) shall be extended for a number of days equal to the number of days in the Sales Blackout Period.

     6.04 REGISTRATION EXPENSES. In the case of any Registration, the Company shall bear all of the costs and expenses of such Registration (including, without limitation, the expenses of preparing any registration statement, Commission and state "blue sky" filing, registration and qualification fees, the cost of providing any legal opinion or "cold comfort" letters reasonably requested by the Selling Holders and printing costs); provided, however, that the Company shall not be responsible for legal fees or expense of counsel for any of the Selling Holders, or for any underwriter's discounts or commissions that are attributable to the Registrable Securities of a Selling Holder.

     6.05 INDEMNIFICATION AND CONTRIBUTION.

          a. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents and each person who controls (within the meaning of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act")) such Selling Holder, including, without limitation, any general partner or manager of any thereof, against all losses,claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus in which such Selling Holder is participating or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact necessary to make the statement therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by, based upon or contained in any information with respect to such Selling Holder furnished in writing to the Company by such Selling Holder expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Selling Holder from whom the person asserting such loss, claim, damage or liability purchased the securities if it is determined that it was the responsibility of such Selling Holder to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured such loss, claim, damage or liability. The Company will also indemnify underwriters (as such term is defined in the Act), their officers and directors and each person who controls such persons (within the meaning of the Act) to the same extent as provided above with respect to the indemnification of the Selling Holders.

          b. Indemnification by the Selling Holders. In connection with any Registration in which a Selling Holder is participating, such Selling Holder will furnish to the Company in writing such information and affidavits with respect to such Selling Holder as the Company reasonably requests for use in connection with any registration statement or prospectus and agrees to indemnify and hold harmless the Company, its directors, officers and agents and each person who controls (within the meaning of the Act and the Exchange Act) the Company against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit such Selling Holder furnished in writing to the Company by such Selling Holder expressly for use therein; provided, however, that the amount recoverable by the Company from any Selling Holder under this indemnification provision shall not exceed the amount of net proceeds received by the Selling Holder from the sale of Registrable Securities hereunder; and provided, further, that the indemnity agreement contained in this Section 6.05 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action arising pursuant to a registration under Section 6 if such settlement is effected without the consent of the Selling Holder (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective affiliates, directors, officers or controlling persons and shall survive the transfer of such securities by such seller.

          c. Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying party, permit the indemnifying party to assume the defense of such claim, jointly with any other indemnifying party similarly notified to the extent it may elect, with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability hereunder with respect to the action to the extent that such failure materially prejudices the indemnifying party; provided, however, that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

          d. Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) of this Section 6.05 is unavailable to an indemnified party as contemplated by the preceding paragraphs (a) and (b) of this Section 6.05 for any reason, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. Notwithstanding the foregoing, if the indemnifying party is a Selling Holder, any contribution pursuant to this Section 6.05(d) shall be several and not joint, and shall be limited to the amount of net proceeds received by such Selling Holder from the sale of Registrable Securities hereunder.

          e. Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 6.05 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Act.

     6.06 EXCHANGE ACT REPORTS. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports. Upon request of a Selling Holder, the Company will furnish the requesting Selling Holder with such information as may be necessary to enable such Selling Holder to effect sales pursuant to Rule 144A. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and rules and regulations thereunder.

     6.70 PARTICIPATION IN REGISTRATIONS. No Selling Holder may participate in any Registration hereunder unless such Selling Holder (a) agrees to sell the Selling Holder's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

     6.08 REMEDIES. Each Selling Holder shall have the right and remedy to have the provisions of Section 6.01 specifically enforced by any court having jurisdiction in the event that the Company breaches such provisions, and the Company shall reimburse such Selling Holder for the reasonable costs of the expenses for counsel for such Purchaser incurred in connection with such proceeding.

     7.   MISCELLANEOUS

     7.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify in writing to the Secretary of the Company for the purpose by notice to the party sending such communication. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such message is transmitted to the number set forth on such signature pages or such other number as a party may specify in writing to the Secretary of the Company or (ii) if given by any other means, the earlier of (x) when delivered by hand to the address set forth on such signature pages or such other address as a party may specify in writing to the Secretary of the Company or (y) five business days after the mailing of such notice by certified mail. If more than one Purchaser specified the same address for such notices, then a single notice to such address shall be deemed to be notice to all Purchasers at that address.

     7.02 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein provided, however, that nothing herein shall be construed to preclude the assignment by Purchasers hereunder of their respective Options or, in connection with their resale of Warrants, Debentures or Units purchased hereunder, of the rights attendant thereto, including but not limited to the registration rights for Registrable Securities, subject only to compliance with applicable securities laws. This Agreement constitutes the entire agreement and understanding, and supersedes and terminates all prior agreements and understandings, both oral and written, between the parties hereto relating to the subject matter hereof.

     7.03 WAIVER. Any party hereto may, without binding any other party, by written notice to another party (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive compliance with any of the conditions or covenants of such other party contained in this Agreement; and (c) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. Neither the waiver by any party hereto of a breach of any provision hereof or any preceding or succeeding breach nor the failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder nor shall it be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     7.04 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto (including Transferees of Purchasers).

     7.05 ASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or any Purchaser except as otherwise contemplated hereunder and except that the rights of Purchasers may be assigned as provided herein.

     7.06 TERMINATION. The right of any Purchaser to Demand Registration hereunder will terminate at such time as there are no longer Registerable Securities held by that Purchaser.

     7.07 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLORADO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     7.08 PRONOUNS. Whenever the context may require any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     7.09 ATTORNEYS FEES. In the event of a dispute concerning the provisions of this Agreement which results in litigation, arbitration or other dispute resolution proceedings, the parties agree that the legal fees and other expenses of the prevailing party shall be borne by the other, non-prevailing parties to the dispute.

     7.10 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts or separate number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.12 NO JOINT AND SEVERAL LIABILITY AMONG PURCHASERS. The obligations, representations and warranties of the Purchasers hereunder are made by each Purchaser as to himself, herself or itself only. There shall be no joint and several liability among the Purchasers.

     IN WITNESS WHEREOF, the Company and each Purchaser has executed this Agreement as of the day and year first above written.

ATTEST:                            VARI-L COMPANY, INC.



/s/Jon L. Clark                    By:/s/David G. Sherman
Jon L. Clark, Vice President           David G. Sherman, President
of Finance and Treasurer


                                   Notices:  11101 East 51st Ave.
                                             Denver, CO 80239
                                             Facsimile:  303/371-0845


                                   PURCHASERS:


                                   Millenco LP
                                   Newark Sales
                                   Sales Link
                                   Rita Folger
                                   Carla Stuart
                                   Ace Foundation
                                   Julie Nordlicht
                                   Mark Nordlicht
                                   Broadway Partners
                                   Robert Cohen
                                   Ellen Cohen
                                   Lenore Katz
                                   Jeff Rubin


                      LIST OF SCHEDULES AND EXHIBITS


Schedule 1     Purchasers - First Closing Date

Exhibit A      Form of Convertible Subordinated Debenture

Exhibit B      Form of Warrant

Exhibit C      Form of Accredited Investor Statement